As filed with the Securities and Exchange Commission on January 25, 2006
Registration No. 333-131002

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Riata Energy, Inc.
(Exact name of registrant as specified in its charter)

Texas	1311	76-0002820
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

701 S. Taylor, Suite 390
Amarillo, Texas 79101
(806) 376-7904
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Malone Mitchell, 3rd
President
701 S. Taylor, Suite 390
Amarillo, Texas 79101
(806) 376-7904
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:

Vinson & Elkins L.L.P. 2300 First City Tower, 1001 Fannin Houston, Texas 77002 (713) 758-2222 Attn: T. Mark Kelly	Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000 Attn: Richard D. Truesdell, Jr., Esq.
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
      This Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333-131002) (the “Registration Statement”) of Riata Energy, Inc. is being filed solely for the purpose of including a conformed signature page to the Registration Statement as originally filed on January 12, 2006. Accordingly, pages II-1 through II-4 of the Registration Statement as originally filed have been included as pages II-1A through II-4A of this Amendment. These pages appear exactly as they did in the Registration Statement as originally filed, with the exception of the signature page (page II-4A), which has been conformed. The signature page to this Amendment appears as page II-1B.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution
      Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE filing fee, the amounts set forth below are estimates:

Securities and Exchange Commission registration fee		$21,400
NASD filing fee		20,500
NYSE listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

TOTAL	$	*

*	To be completed by amendment.

ITEM 14.	Indemnification of Directors and Officers
      Article 2.02.A.(16) and Article 2.02-1 of the Texas Business Corporation Act and Article VI of the Amended and Restated Bylaws of Riata Energy, Inc. (the “Company”) provide the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, the Company has purchased insurance against certain costs of indemnification that may be incurred by it and by its officers and directors.
      Additionally, Article X of the Company’s Restated Articles of Incorporation provides that a director of the Company is not liable to the Company for monetary damages for any act or omission in the director’s capacity as director, except that Article X does not eliminate or limit the liability of a director for (i) breaches of such director’s duty of loyalty to the Company and its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) transactions from which a director receives an improper benefit, irrespective of whether the benefit resulted from an action taken within the scope of the director’s office, (iv) acts or omissions for which liability is specifically provided by statute and (v) acts relating to unlawful stock repurchases or payments of dividends.
      Article X also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article X shall not adversely affect any right of protection of a director of the Company existing at the time of the repeal or modification.

ITEM 15.	Recent Sales of Unregistered Securities
      During the past three years, we have issued unregistered securities to a limited number of persons, as described below:
      On December 22, 2005, we acquired certain interests in several oil and natural gas properties in West Texas from Carl E. Gungoll Exploration, LLC and certain other parties in exchange for consideration of 174,833 shares of our common stock and additional cash. This transaction did not involve any underwriter or a public offering, and we believe this transaction was exempt from registration requirements pursuant to

II-1A

Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder. Each of the recipients of these securities represented their status as an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act).
      On December 21, 2005, we acquired ownership interests in a variety of entities in which we previously held interests, as well as additional leasehold and working interests in oil and natural gas properties in the Piceance Basin in exchange for consideration of 3,508,335 shares of our common stock and additional cash. This transaction did not involve any underwriter or a public offering, and we believe this transaction was exempt from registration requirements pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Each of the recipients of these securities represented their status as an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act).
      We sold 12,500,000 shares of our common stock on December 21, 2005 and an additional 239,630 shares of our common stock on January 9, 2006 in a private placement to Banc of America Securities LLC and Goldman, Sachs & Co. who resold those shares to certain eligible investors. This transaction did not involve a public offering, and we believe this transaction was exempt from registration requirements pursuant to Section 4(2) of the Securities Act.
      On December 21, 2005, we granted restricted stock awards consisting of an aggregate of 1,552,167 shares of our common stock. This transaction did not involve any underwriter or a public offering, and we believe this transaction was exempt from registration requirements pursuant to Securities and Exchange Commission Rule 701 under the Securities Act.

ITEM 16.	Exhibits and Financial Statement Schedules

a.	Exhibits:

1	.1**	—	Form of Underwriting Agreement
3	.1*	—	Restated Articles of Incorporation
3	.2*	—	Amended and Restated Bylaws
4	.1**	—	Specimen Stock Certificate representing common stock
4	.2*	—	Resale Registration Rights Agreement, dated December 21, 2005, by and between Riata Energy, Inc. and Banc of America Securities LLC
5	.1**	—	Opinion of Vinson & Elkins L.L.P.
10	.1**	—	401(k) Plan of Riata Energy, Inc.
10	.2*	—	2005 Stock Plan of Riata Energy, Inc.
10	.3*	—	Employee Participation Plan of Riata Energy, Inc.
10	.4*	—	First Amended and Restated Master Credit Agreement dated January 12, 2006 by and among Riata Energy, Inc., certain guarantors party thereto and Bank of America, N.A.
10	.5**	—	Form of Indemnification Agreement
21	.1*	—	Subsidiaries of Riata Energy, Inc.
23	.1*	—	Consent of PricewaterhouseCoopers LLP (Riata)
23	.2*	—	Consent of PricewaterhouseCoopers LLP (PetroSource)
23	.3*	—	Consent of Michael Harper & Associates
23	.4*	—	Consent of DeGolyer & MacNaughton
23	.5**	—	Consent of Vinson & Elkins L.L.P. (Contained in Exhibit 5.1)
24.1		—	Power of Attorney (included on signature page)

*	Filed herewith

**	To be filed by amendment

b.	Financial Statement Schedules
      None

II-2A

ITEM 17.	Undertakings
      The undersigned Registrant hereby undertakes:

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) To provide to the underwriter(s) at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter(s) to permit prompt delivery to each purchaser.

(c) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(d) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-3A

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amarillo, in the State of Texas, on January 12, 2006.

RIATA ENERGY, INC.

By:	/s/ Malone Mitchell, 3rd

Name: Malone Mitchell, 3rd

Title:	President, Chief Executive Officer

And Chairman
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Malone Mitchell, 3rd and Dan Jordan, and each of them severally, his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name of on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature		Date

/s/ Malone Mitchell, 3rd Malone Mitchell, 3rd	President, Chief Executive Officer and Chairman (Principal Executive Officer)	January 12, 2006

/s/ John Gaines John Gaines	Chief Financial Officer (Principal Financial Officer)	January 12, 2006

/s/ Dan Jordan Dan Jordan	Vice President, Operations and Director	January 12, 2006

/s/ Barbara Pope Barbara Pope	Vice President, Accounting (Principal Accounting Officer)	January 12, 2006

/s/ Bill Gilliland Bill Gilliland	Director	January 12, 2006

/s/ Kurt G. Keene Kurt G. Keene	Director	January 12, 2006

/s/ Ira A. Post Ira A. Post	Director	January 12, 2006

/s/ Michael Harvey Michael Harvey	Director	January 12, 2006

II-4A

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amarillo, in the State of Texas, on January 25, 2006.

RIATA ENERGY, INC.

By:	/s/ Malone Mitchell, 3rd

Name: Malone Mitchell, 3rd

Title:	President, Chief Executive Officer

And Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature			Date

/s/ Malone Mitchell, 3rd Malone Mitchell, 3rd		President, Chief Executive Officer and Chairman (Principal Executive Officer)	January 25, 2006

* John Gaines		Chief Financial Officer (Principal Financial Officer)	January 25, 2006

* Dan Jordan		Vice President, Operations and Director	January 25, 2006

* Barbara Pope		Vice President, Accounting (Principal Accounting Officer)	January 25, 2006

* Bill Gilliland		Director	January 25, 2006

* Kurt G. Keene		Director	January 25, 2006

* Ira A. Post		Director	January 25, 2006

* Michael Harvey		Director	January 25, 2006

*By:	/s/ Malone Mitchell, 3rd Malone Mitchell, 3rd Attorney-in-Fact

II-4B